Exhibit 99.1

MOST HOME CORP. ANNOUNCES FISCAL 2003 AND Q4 RESULTS

October 31, 2003 - Vancouver, B.C., Canada - Ken Galpin, the President and CEO of Most Home Corp. (OTC BB: MHME) a rapidly growing leader in the Internet real estate services field, is pleased to announce record results for Fiscal 2003 and Q4 results.

Most Home Corp. ("Most Home") reported a net loss of $180,992 or 1 cent per share on revenues of $1,427,717 for the year ended July 31, 2003, compared to a net loss of $867,521, or 6 cents per share on revenues of $971,249 for fiscal 2002. Most Home's gross profit margin was $902,823 (63.2%) for fiscal 2003 compared to a gross profit margin of $538,275 (55.4%) for fiscal 2002.

Most Home reported a profit of $52,878, or 0 cents per share on revenues of $525,525, for the fourth-quarter ended July 31, 2003, compared to a net loss of $165,393, or 1 cent per share on revenues of $336,892 for the fourth quarter of fiscal 2002. Revenues for the fourth quarter of fiscal 2003 increased by $188,633 (56.0%) over the fourth quarter of fiscal 2002, while gross margin increased by $107,729 (45.8%). General and administrative expenses were reduced by $110,542 (27.6%) from $400,473 in the fourth quarter of fiscal 2002 to $289,931 for the fourth quarter of fiscal 2003.

"We are very pleased with the significant progress made in the fourth quarter of fiscal 2003 in achieving profitability. We are continuing to show revenue growth while maintaining a firm control on costs," Mr. Galpin stated. "We believe that the largest expenditures associated with the development of the ClientBuilder product line are now behind us. This expense reduction should allow us to achieve increased profitability in the first quarter of 2004. Future profitability will depend largely on the level of expenditures associated with the expanded marketing of the Company's products in the US market", Mr. Galpin explained.

For more information, see our financial statements for the year ended July 31, 2003 which were filed on Form 10-KSB at www.sec.gov.

Conference Call

A conference call will be held at 9 AM PST (12 PM EST) on Wednesday, November 12, 2003. To join the conference call please dial 1-888-458-1598 using passcode #30352 and the operator will greet you. Please dial in 5 - 10 minutes before the scheduled time and feel free to ask questions following the presentation. The call will also be archived on the Company's website, www.mosthome.com within 48 hours.

About Most Home

Most Home Corp. is a real estate services company providing its ClientBuilder for Brokers™ and ClientBuilder for Agents™ technology solutions for agents, brokers and real estate franchises. Most Home™'s broker and agent web solutions, incorporating its proprietary lead generation, qualification and management system, represent the next generation in web service technology and customer relationship management.

Most Home Corp. also operates Most Referred Real Estate Agents Inc. Established in 1997, Most Referred™ is a licensed real estate company in B.C., Canada and is engaged in the business of acquiring and qualifying real estate leads for its network of over 5,000 peer-selected real estate agents in some 2,600 market centers across the United States and Canada.

Most Home Corp. maintains a corporate Internet site at http://www.mosthome.com.

ON BEHALF OF THE BOARD OF DIRECTORS OF _/signed/_________________________________ Ken Galpin President - CEO FOR MORE INFORMATION PLEASE CONTACT Web: http://investor.mosthome.com

For further information or to be included on our email update list, please contact:

Brad Long / Investor Relations
Most Home Corp.
79 Tyee Drive, Suite 205
Point Roberts, WA  98281 USA
Toll Free:  877-360-0988 (US & Canada)
Direct:      360-945-2490 (Pacific Standard Time)
Fax:         360-945-2491
Email:     blong@mosthome.com
Website: www.mosthome.com

Certain information and statements included in this news release constitute "forward-looking'' statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the results, performance, or achievements of Most Home Corp. to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements.